EXHIBIT 15
                       RULE 12b-1 PLAN FOR
                   THE INVESTOR SHARES OF THE
                   BERGER SMALL CAP VALUE FUND

     1. The Plan. The Trustees of Berger Omni Investment -------- Trust, a Massachusetts business trust (the
"Trust"), have adopted this Rule 12b-1 Plan (the "Plan") pursuant to the terms of Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"), with respect to the class of shares designated as Investor Shares of the Trust's series known as the Berger Small Cap Value Fund (the "Fund"). In accordance with the terms of this Plan, the Trust may act as a "distributor" (as that term is used in said Rule 12b-1) of the Investor Shares of the Fund.

     2. Authorized Payments. During each fiscal year of the ------------------- Fund, the Trust is hereby authorized to pay out of the assets of the Fund on a monthly basis, an amount computed at an annual rate of twenty-five one-hundredths of one percent (.25%) of the average daily net assets of the Fund represented by Investor Shares ("12b-1 Payments"), to Berger Associates, Inc. ("Berger Associates") to finance activities primarily intended to result in the sale of the Fund's Investor Shares, which shall include, but not be limited to: payments made to, and costs incurred by, the Fund's principal underwriter in connection with the distribution of the Fund's Investor Shares, including payments made to and expenses of officers and registered representatives of Berger Distributors, Inc.; payments made to and expenses of other persons (including employees of Berger Associates) who are engaged in, or provide support services in connection with, the distribution of the Fund's Investor Shares, such as answering routine telephone inquiries and processing prospective investor requests for information; compensation paid to securities dealers, financial institutions and other organizations which render distribution and administrative services in connection with the distribution of the Fund's Investor Shares, including services to shareholders of the Investor Shares of the Fund and prospective investors; costs related to the formulation and implementation of marketing and promotional activities, including direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; costs of printing and distributing prospectuses and reports to prospective shareholders of Investor Shares of the Fund; costs involved in preparing, printing and distributing sales literature for Investor Shares of the Fund; costs involved in obtaining whatever information, analyses and reports with respect to marketing and promotional activities on behalf of the Fund relating to its Investor Shares that Berger Associates deems advisable; and such other costs relating to the Investor Shares of the Fund as the Trust may from time to time reasonably deem necessary or appropriate in order to finance activities primarily intended to result in the sale of Investor Shares. 12b-1 Payments shall be made by the Trust to Berger Associates with respect to each fiscal year of the Fund without regard to the actual distribution expenses incurred by Berger Associates in such year; i.e., if distribution expenditures incurred by Berger Associates are less than the total of such 12b-1 Payments in such year, the difference shall not be reimbursed to the Trust by Berger Associates, and if distribution expenditures incurred by Berger Associates are more than the total of such 12b-1 Payments, the excess shall not be reimbursed to Berger Associates by the Trust. 12b-1 Payments made pursuant to this Plan shall be

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imposed only against the assets of the Fund represented by
Investor Shares.

     3. Trustee Approval. This Plan shall not take effect ---------------- until it has been approved, together with any related agreements, by votes of a majority of both
(a) the Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust or the Fund (as defined in the Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

     4.   Annual Reapproval.  Unless sooner terminated pursuant
          ----------------- to paragraph 5, this Plan shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

     5. Termination of Plan. This Plan may be terminated at ------------------- any time by a vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the Fund's outstanding Investor Shares.

     6. Amendments. This Plan may not be amended to increase ---------- materially the amount of distribution expenses provided for in paragraph 2 hereof without approval of the holders of Investor Shares as provided in Rule 12b-1 under the Act (or any successor provision), and no material amendment to the Plan shall be made unless approved in the manner provided for approval of this Plan in paragraph 3 hereof.

     7. Quarterly Reports. Any person authorized to direct the ----------------- disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreements shall provide to the Trustees of the Trust, and the Trustees shall review at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. Unless directed otherwise by the Trustees with respect to a particular expenditure or type of expenditure, any expenditure made by Berger Associates which jointly promotes the sale of Investor Shares of the Fund and the sale of other classes of shares or shares of other investment companies for which Berger Associates or its affiliate serves as investment adviser or administrator, and which expenditures are not readily identifiable as related to the Investor Shares of the Fund or one or more of such other classes or investment companies, shall be allocated to the Investor Shares of the Fund and such other classes or other investment companies on a basis such that the Investor Shares of the Fund will be allocated only their proportional share of such expenditures based upon the relative net assets of the Fund represented by Investor Shares as compared to the net assets of such other classes and all such other investment companies thus promoted.

     8. Selection and Nomination of Trustees. While this Plan ------------------------------------ is in effect, the selection and nomination of Trustees of the Trust who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the Trustees who are not interested persons of the Fund.

     9.   Records.  The Trust shall preserve copies of this Plan
          ------- and any related agreements and all reports made pursuant to paragraph 7 hereof for a period of not less than six

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years from the date of this Plan, or the agreements or such reports, as the case may be, and shall preserve the Plan, agreement or report the first two years in an easily accessible place.

     10. Limitation on Personal Liability. NOTICE IS HEREBY -------------------------------- GIVEN that the Trust is a business trust organized under the laws of the Commonwealth of Massachusetts pursuant to a Declaration of Trust filed in the office of the Secretary of State of the Commonwealth of Massachusetts. This Plan was executed by the person whose name is set forth below as an officer of the Trust and not individually. The Trust is a series trust and all debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets held with respect to such series only, and not against the assets of the Trust generally or against the assets held with respect to any other series and further that no trustee, officer or holder of shares of beneficial interest of the Trust shall be personally liable for any of the foregoing.

     IN WITNESS WHEREOF, the adoption of this Rule 12b-1 Plan by the Trustees of the Trust with respect to the Investor Shares of the Fund is hereby confirmed as of the day and year set forth below.

                              BERGER OMNI INVESTMENT TRUST
                              with respect to the series known as
                              the Berger Small Cap Value Fund




Date: ______________, 1997    By_________________________
                               Gerard M. Lavin, President

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